CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ventiv Health, Inc. on Form S-8 and Registration Statement No. 333-90239 of
Ventiv Health, Inc. on Form S-8 of our report dated March 12, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” and the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”) appearing in the Annual Report on Form 10-K of Ventiv Health, Inc. for the year ended December 31, 2003.

/s/ Deloitte and Touche LLP

Parsippany, NJ
July 15, 2004